Exhibit 99.1

TuSimple Appoints Michelle Sterling to its Board of Directors

Sterling was previously the Chief Human Resources Officer for Qualcomm

SAN DIEGO, October 19, 2021 — TuSimple (Nasdaq: TSP), a San Diego-based global self-driving technology company, today announced the appointment of Michelle Sterling to its Board of Directors as an Independent Director. Sterling will also serve as Chairperson of its Compensation Committee.

Sterling is the former Executive Vice President of Human Resources and Chief Human

Resources Officer for Qualcomm, the world’s leading wireless communications technology company. Throughout her 25-year tenure with the company, Sterling led Qualcomm’s 33,000 employees through complex business transactions including acquisitions, joint ventures and divestitures, large-scale integration planning and significant international growth.

“Michelle is an expert in navigating the changing global technology landscape and its implications on talent,” said Cheng Lu, President and CEO at TuSimple. “Her expertise will bring tremendous value to TuSimple and help us continue to attract and develop high caliber talent as we bring our autonomous freight capacity to market at scale.”

Sterling was also a member of Qualcomm’s executive committee working closely with its Board of Directors, and currently serves on the Board of Directors, Governance and Compensation and Human Capital Committees for Digital Turbine (NASDAQ: APPS), an application and content delivery platform.

“I’m honored to be joining TuSimple’s Board of Directors during this exciting time of expansion and innovation,” said Sterling. “The trucking industry is ripe with opportunity, and I’m looking forward to working alongside TuSimple and my fellow Board members to bring the most reliable, low-cost freight solution to market while setting a new standard for safety and efficiency.”

About TuSimple

TuSimple is a global autonomous driving technology company, headquartered in San Diego, California, with operations in Arizona, Texas, Europe, and China. Founded in 2015, TuSimple is developing a commercial-ready Level 4 (SAE) fully autonomous driving solution for long-haul heavy-duty trucks. TuSimple aims to transform the $4 trillion global truck freight industry through the company’s leading proprietary AI technology, which makes it possible for trucks to see 1,000 meters away, operate nearly continuously and consume 10% less fuel than manually driven trucks. Visit us at www.tusimple.com

Media Contact

Jessica Arciero

jessica.arciero@tusimple.ai

Investor Relations Contact

James Mann

james.mann@tusimple.ai